Exhibit 24

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Greg Scholl, Nathan Fong and Alexis H. Shapiro, jointly and severally, as his attorney-in-fact, with full power of substitution and resubstitution in each, to sign for him and in his name, place and stead, in any and all capacities indicated below, a Registration Statement or Registration Statements on Form S-8 and any and all amendments (including post-effective amendments) and supplements thereto relating to 1,316,667 additional shares of common stock, par value $0.01 per share, of The Orchard Enterprises, Inc. (the “Company”) available for awards under the Amended and Restated Orchard Enterprises, Inc. 2008 Stock Plan and any and all amendments (including post-effective amendments) and supplements to the Company’s Registration Statements on Form S-8 (Registration Nos. 333-131704 and 333-140313), to be filed by the Company with the Securities and Exchange Commission, granting unto said attorney-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Greg Scholl	President, Chief Executive Officer and Director	June 2, 2009
Greg Scholl	(principal executive officer)

/s/ Nathan Fong	Chief Financial Officer	June 2, 2009
Nathan Fong	(principal financial and accounting officer)

/s/ Michael Donahue	Chairman of the Board and Director	June 2, 2009
Michael Donahue

/s/ David Altschul	Director	June 2, 2009
David Altschul

/s/ Viet Dinh	Director	June 2, 2009
Viet Dinh

/s/ Nathan Peck	Director	June 2, 2009
Nathan Peck

/s/ Danny Stein	Director	June 2, 2009
Danny Stein

/s/ Joel Straka	Director	June 2, 2009
Joel Straka